TOTAL NUMBER OF PAGES: 35
EXHIBIT INDEX ON SEQUENTIAL PAGE NO.: 33
- - --------------------------------------------------------------------------------
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

   DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):          AUGUST 9, 1994

                               SUMMIT HEALTH LTD.
             (Exact name of registrant as specified in its charter)

                                   CALIFORNIA
                 (State or other jurisdiction of incorporation)

                   0-11479                                         95-3154694
          (Commission File Number)                      (IRS Employer Identification No.)
 3401 WEST END AVENUE, NASHVILLE, TENNESSEE                           37203
   (Address of principal executive office)                         (Zip Code)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (615) 383-8599

- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

     On August 9, 1994 the Registrant, Summit Health Ltd. ("Summit"), acquired Fountain Valley Regional Hospital and Medical Center ("Fountain Valley"), a provider of tertiary care hospital services, from an unrelated seller, Fountain Valley Medical Development Co., a California limited partnership ("FVMDC") with principal offices at 11180 Warner Avenue, Fountain Valley, California 92708. Fountain Valley, located on a 38-acre campus in Fountain Valley, California, contains a 413-bed acute care hospital, a surgery center, an imaging center and four medical office buildings aggregating approximately 250,000 square feet of office space. For the fiscal year ended October 31, 1993, Fountain Valley's total revenues, EBITDA (as defined below) and net income from continuing operations were approximately $120.8 million, $21.6 million and $8.0 million, respectively. Summit intends to continue the use of Fountain Valley as a provider of hospital services. Fountain Valley's "EBITDA" refers to Fountain Valley's earnings before interest, taxes, depreciation, amortization and non-recurring items.

     Pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of July 20, 1994, on August 9, 1994 FVMDC sold to Summit all of the outstanding shares and partnership interests of certain corporations and partnerships relating to Fountain Valley. Pursuant to an Agreement of Sale and Purchase (the "Real Estate Purchase Agreement") dated as of July 21, 1994, on August 9, 1994 an unrelated real estate investment trust ("REIT") purchased and is leasing to a subsidiary of the Registrant certain of Fountain Valley's real estate, including the four medical office buildings. The aggregate consideration paid for Fountain Valley was approximately $145 million (the "Purchase Price"), subject to certain post-closing adjustments. Approximately $104 million of the Purchase Price was paid in cash by Summit under the Stock Purchase Agreement and the balance of the Purchase Price, approximately $41 million, was paid in cash by the REIT pursuant to the Real Estate Purchase Agreement.

     The source of the funds utilized by Summit to consummate its acquisition of Fountain Valley was a borrowing under the $700 million bank credit facility of Summit and its parent corporation, OrNda HealthCorp ("OrNda") (the Credit, Security, Guaranty and Pledge Agreement (the "Bank Credit Facility") dated as of April 19, 1994, among OrNda, Summit and AHM Acquisition Co., Inc., as borrowers, the lenders named therein and The Bank of Nova Scotia, as administrative agent for the lenders). OrNda and Summit will refinance this borrowing with some of the net proceeds of their issuance of $125 million principal amount of their 11 3/8% Senior Subordinated Notes due 2004 (the "Notes"). The Notes were issued on August 23, 1994 in an underwritten public offering managed by Merrill Lynch & Co. and co-managed by Donaldson, Lufkin & Jenrette Securities Corporation, Salomon Brothers Inc. and Citicorp Securities, Inc.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (a) FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

         and

     (b) PRO FORMA FINANCIAL INFORMATION.

       INDEX TO FINANCIAL STATEMENTS AND PRO FORMA FINANCIAL INFORMATION

                                                                                        PAGE
                                                                                        ----
FOUNTAIN VALLEY MEDICAL DEVELOPMENT COMPANY
Interim (Unaudited)
  Consolidated Statements of Income for the Six Months Ended April 30, 1993 and
     1994.............................................................................    5
  Consolidated Balance Sheets as of October 31, 1993 and April 30, 1994...............    6
  Consolidated Statements of Cash Flows for the Six Months Ended April 30, 1993 and
     1994.............................................................................    7
  Notes to Consolidated Interim Financial Statements..................................    8
Annual
  Independent Auditors' Report........................................................    9
  Consolidated Balance Sheets as of October 31, 1993 and 1992.........................   10
  Consolidated Statements of Income for the Years Ended October 31, 1993 and 1992.....   11
  Consolidated Statements of Partners' Equity for the Years Ended October 31, 1993 and
     1992.............................................................................   12
  Consolidated Statements of Cash Flows for the Years Ended October 31, 1993 and
     1992.............................................................................   13
  Summary of Accounting Policies......................................................   14
  Notes to Consolidated Financial Statements..........................................   16
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
  Unaudited Pro Forma Condensed Combined Balance Sheet................................   21
  Notes to Unaudited Pro Forma Condensed Combined Balance Sheet.......................   22
  Unaudited Pro Forma Condensed Combined Income Statement for the Nine Months Ended
     May 31, 1994.....................................................................   24
  Unaudited Pro Forma Condensed Combined Income Statement for the Year Ended August
     31, 1993.........................................................................   25
  Notes to Unaudited Pro Forma Condensed Combined Income Statement....................   26

     The following capitalized terms found in the Pro Forma Financial Information set forth below shall mean as follows:

     (i) "AHM" means American Healthcare Management, Inc.
    (ii) "AHM Merger" means the merger of AHM into OrNda HealthCorp on April
         19, 1994.
   (iii) "Bank Credit Facility" is as defined in Item 2 above.

    (iv) "Change of Control Offer" means the offer made by OrNda HealthCorp during the period May 19, 1994 until July 18, 1994 to purchase the $100 million aggregate principal amount of the 10 1/4% Notes at a purchase price of 101% of the principal amount thereof plus accrued interest which offer was required pursuant to the terms of the indenture under which the 10 1/4% Notes were issued as a result of consummation of the AHM Merger on April 19, 1994.
     (v) "Company" means OrNda HealthCorp.
    (vi) "Fountain Valley" means Fountain Valley Regional Hospital and Medical
         Center.
   (vii) "Mergers" means the AHM Merger and the Summit Merger.
  (viii) "Offering" means the public offering by OrNda HealthCorp and Summit of $125,000,000 principal amount of their 11 3/8% Senior Subordinated
         Notes due 2004, as set forth in the final Prospectus dated August 16, 1994.
    (ix) "Real Estate Purchase Agreement" is as defined in Item 2.
     (x) "REIT" is as defined in Item 2.
    (xi) "7 1/2% Notes" means the 7 1/2% Exchangeable Subordinated Notes due
         2003 of Summit, originally issued in March 1993 in $37,440,000 aggregate principal amount.
   (xii) "Summit Merger" means the acquisition by OrNda HealthCorp of Summit on April 19, 1994, such acquisition accomplished through use of a merger.
  (xiii) "10 1/4% Notes" means the 10 1/4% Senior Subordinated Notes due 2003 of OrNda HealthCorp.

                  FOUNTAIN VALLEY MEDICAL DEVELOPMENT COMPANY

                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                                            SIX MONTHS ENDED
                                                                                APRIL 30,
                                                                           -------------------
                                                                            1993        1994
                                                                           -------     -------
                                                                             (IN THOUSANDS)
Net patient revenue......................................................  $53,031     $58,356
Medical building rent and other revenue..................................    4,321       2,824
                                                                           -------     -------
          Total operating revenue........................................   57,352      61,180
                                                                           -------     -------
Operating expenses
  Payroll and benefits...................................................   28,413      31,103
  Supplies...............................................................    8,866       9,609
  Purchased services.....................................................    5,607       6,901
  Other..................................................................    3,681       3,347
  Depreciation and amortization..........................................    4,058       4,017
  Interest...............................................................    2,463       2,424
  Provision for bad debts................................................      987         891
                                                                           -------     -------
          Total operating expenses.......................................   54,075      58,292
                                                                           -------     -------
Net income...............................................................  $ 3,277     $ 2,888
                                                                           =======     =======

                           See the accompanying notes

                  FOUNTAIN VALLEY MEDICAL DEVELOPMENT COMPANY

                          CONSOLIDATED BALANCE SHEETS



                                                                     OCTOBER 31,       APRIL 30,
                                                                        1993             1994
                                                                     -----------     -------------
                                                                                     (UNAUDITED)
                                                                            (IN THOUSANDS)
                                              ASSETS
CURRENT ASSETS
  Cash and cash equivalents........................................   $   8,917        $   5,978
  Patient accounts receivable, less estimated allowances and
     uncollectibles of $20,314 and $24,128.........................      21,145           21,628
  Inventory........................................................       1,763            1,713
  Prepaid expenses.................................................       1,084            1,743
  Other current assets.............................................       2,187            2,033
                                                                     -----------     -----------
          TOTAL CURRENT ASSETS.....................................      35,096           33,095
Property and equipment:
  Land and improvements............................................       3,298            3,298
  Buildings and improvements.......................................      62,537           64,171
  Equipment........................................................      24,125           23,877
  Equipment under capital leases...................................      11,840           12,718
  Construction in progress.........................................         614               --
                                                                     -----------     -----------
                                                                        102,414          104,064
  Less accumulated depreciation and amortization...................      53,898           57,608
                                                                     -----------     -----------
  Net property and equipment.......................................      48,516           46,456
Other assets
  Other assets.....................................................         696              981
  Deferred charges, net of accumulated amortization of $1,240 and
     $1,372........................................................       1,270            1,052
  Excess purchase price and intangibles, net of accumulated
     amortization of $512 and $674.................................         892              730
                                                                     -----------     -----------
          TOTAL OTHER ASSETS.......................................       2,858            2,763
                                                                     -----------     -----------
          TOTAL ASSETS.............................................   $  86,470        $  82,314
                                                                      =========       ==========
                                 LIABILITIES AND PARTNERS' EQUITY
CURRENT LIABILITIES
  Current portion of obligations under capital leases..............   $   1,673        $   1,696
  Current portion of long-term debt................................       5,121            3,190
  Accounts payable.................................................       4,914            7,491
  Reimbursement settlements due to third-party payors..............       2,140              770
  Accrued expenses.................................................       6,807            5,936
  Income taxes payable.............................................         589               (4)
  Accrued distributions to partners................................         877              367
  Deferred income taxes............................................         736              625
                                                                     -----------     -----------
          TOTAL CURRENT LIABILITIES................................      22,857           20,071
  Reimbursement settlements due to third-party payors..............       1,623            1,623
  Deferred income taxes............................................       3,148            2,901
  Obligations under capital leases, less current portion...........       3,522            3,536
  Long-term debt, less current portion.............................      49,290           47,598
  Other liabilities................................................         485              318
                                                                     -----------     -----------
          TOTAL LIABILITIES........................................      80,925           76,047
                                                                     -----------     -----------
  Partners' equity.................................................       5,545            6,267
                                                                     -----------     -----------
          TOTAL LIABILITIES AND PARTNERS' EQUITY...................   $  86,470        $  82,314
                                                                      =========       ==========

                           See the accompanying notes

                  FOUNTAIN VALLEY MEDICAL DEVELOPMENT COMPANY

                CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)

                                                                             SIX MONTHS ENDED
                                                                                APRIL 30,
                                                                            ------------------
                                                                             1993        1994
                                                                            -------     ------
                                                                              (IN THOUSANDS)
OPERATING ACTIVITIES:
Net income................................................................  $ 3,277     $2,888
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization...........................................    4,058      4,017
  Provision for bad debts.................................................      987        891
  Gain on termination of lease............................................     (534)        --
  Changes in operating assets and liabilities:
     Increase in patient accounts receivable..............................   (1,460)    (1,374)
     (Increase) decrease in supplies......................................      (41)        50
     Increase in other current assets.....................................     (835)      (505)
     Increase (decrease) in noncurrent other assets.......................     (293)      (212)
     Increase in accounts payable.........................................    1,011      2,577
     Decrease in accrued expenses.........................................     (540)      (871)
     Decrease in health care insurance programs settlements...............    1,605     (1,370)
     Decrease in deferred revenues........................................   (1,203)        --
     Decrease in income taxes payable.....................................       (4)      (593)
     Decrease in deferred intangibles.....................................       --       (358)
     (Decrease) increase in other liabilities.............................     (322)         5
                                                                            -------     ------
  Net cash provided by operating activities...............................    5,706      5,145
                                                                            -------     ------
INVESTING ACTIVITY:
Capital expenditures (net of disposals)...................................     (598)       (91)
                                                                            -------     ------
  Net cash used in investing activity.....................................     (598)       (91)
                                                                            -------     ------
FINANCING ACTIVITIES:
Repayment of long-term debt and capital leases............................   (5,926)    (5,317)
Distributions to partners.................................................   (3,726)    (2,676)
Withdrawals from partnership..............................................      (53)        --
                                                                            -------     ------
  Net cash used in financing activities...................................   (9,705)    (7,993)
                                                                            -------     ------
NET DECREASE IN CASH......................................................   (4,597)    (2,939)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD............................   14,122      8,917
                                                                            -------     ------
CASH AND CASH EQUIVALENTS, END OF PERIOD..................................  $ 9,525     $5,978
                                                                            =======     ======
Supplemental disclosure of cash flow information
Cash paid during the period for interest..................................  $ 2,359     $2,522

                           See the accompanying notes

                  FOUNTAIN VALLEY MEDICAL DEVELOPMENT COMPANY

         NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED)
                                 APRIL 30, 1994

1. BASIS OF PRESENTATION

     The accompanying unaudited interim financial statements of Fountain Valley Medical Development Company (the "Partnership") have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for the fiscal year 1994 interim period presented are not necessarily indicative of the results that may be expected for the twelve months ended October 31, 1994. The balance sheet at October 31, 1993, was derived from the audited financial statements of the Partnership.

2. INCOME TAXES

     The Partnership is not subject to federal or state income taxes. The results of the Partnership's operations are allocated to and included in the tax returns of the partners. Accordingly, no income tax provision is reflected in the accompanying financial statements. Net income for financial reporting purposes differs from taxable income to be reported by the partners due to differences between tax accounting methods and generally accepted accounting principles which are used for financial reporting.

3. SUBSEQUENT EVENT

     On May 5, 1994, the Partnership entered into a letter of intent to be acquired by OrNda HealthCorp for $145 million. The transaction is subject to execution of a definitive agreement, consent of certain of OrNda HealthCorp's lenders and other customary closing conditions.

                          INDEPENDENT AUDITORS' REPORT

Executive Committee and Partners
Fountain Valley Medical Development Company and Subsidiaries
Fountain Valley, California

We have audited the accompanying consolidated balance sheets of Fountain Valley Medical Development Company and Subsidiaries as of October 31, 1993 and 1992, and the related consolidated statements of income, partners' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated 1993 and 1992 financial statements referred to above present fairly, in all material respects, the financial position of Fountain Valley Medical Development Company and Subsidiaries at October 31, 1993 and 1992, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

As discussed in Note 4 to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1993.

                                          BDO SEIDMAN

January 21, 1994

                  FOUNTAIN VALLEY MEDICAL DEVELOPMENT COMPANY
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                       OCTOBER 31,
                                                                                  ----------------------
                                                                                    1993          1992
                                                                                  --------       -------
                                                                                      (IN THOUSANDS)
                                                 ASSETS
Current assets
  Cash and cash equivalents.....................................................  $  8,917       $14,122
  Restricted cash (Note 7)......................................................        --           583
  Patient accounts receivable, less estimated allowances and uncollectibles of
    $20,314 and $19,828 (Note 2)................................................    21,145        19,822
  Inventory (Note 2)............................................................     1,763         1,877
  Prepaid expenses..............................................................     1,084         1,093
  Other current assets..........................................................     2,187         1,059
                                                                                  --------       -------
         Total current assets...................................................    35,096        38,556
                                                                                  --------       -------
Property and equipment (Note 3)
  Land and improvements.........................................................     3,298         3,298
  Buildings and improvements....................................................    62,537        59,733
  Equipment.....................................................................    24,125        26,785
  Equipment under capital leases................................................    11,840         9,200
  Construction in progress......................................................       614           528
                                                                                  --------       -------
                                                                                   102,414        99,544
  Less accumulated depreciation and amortization................................    53,898        49,849
                                                                                  --------       -------
         Net property and equipment.............................................    48,516        49,695
                                                                                  --------       -------
Other assets
  Other assets..................................................................       696         1,101
  Deferred charges, (net of accumulated amortization of $1,240 and $835)........     1,270         1,221
  Excess purchase price and intangibles, (net of accumulated amortization of
    $512 and $189)..............................................................       892         1,215
                                                                                  --------       -------
         Total other assets.....................................................     2,858         3,537
                                                                                  --------       -------
                                                                                  $ 86,470       $91,788
                                                                                  =========      ========
                                    LIABILITIES AND PARTNERS' EQUITY
Current liabilities
  Current portion of obligations under capital leases (Note 3)..................  $  1,673       $ 1,734
  Current portion of long-term debt (Note 2)....................................     5,121         6,306
  Accounts payable..............................................................     4,914         4,441
  Reimbursement settlements due to third-party payors...........................     2,140         3,505
  Accrued expenses..............................................................     6,807         6,048
  Income taxes payable (Note 4).................................................       589            --
  Accrued distributions to partners.............................................       877         1,844
  Deferred revenue (Note 7).....................................................        --         1,661
  Deferred income taxes (Note 4)................................................       736            --
                                                                                  --------       -------
         Total current liabilities..............................................    22,857        25,539
Reimbursement settlements due to third-party payors.............................     1,623         1,077
Deferred income taxes (Note 4)..................................................     3,148         3,160
Obligations under capital leases, less current portion (Note 3).................     3,522         2,112
Long-term debt, less current portion (Note 2)...................................    49,290        54,277
Deferred revenue (Note 7).......................................................        --           698
Other liabilities...............................................................       485           976
                                                                                  --------       -------
         Total liabilities......................................................    80,925        87,839
                                                                                  --------       -------
Contingencies (Note 6)
Partners' equity (Note 5).......................................................     5,545         3,949
                                                                                  --------       -------
                                                                                  $ 86,470       $91,788
                                                                                  =========      ========

   See accompanying summary of accounting policies and notes to consolidated financial statements.

                  FOUNTAIN VALLEY MEDICAL DEVELOPMENT COMPANY
                                AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                          YEARS ENDED OCTOBER
                                                                                  31,
                                                                         ---------------------
                                                                           1993         1992
                                                                         --------     --------
                                                                            (IN THOUSANDS)
Net patient service revenue............................................  $112,444     $103,641
Medical building rent and other revenue (Note 7).......................     7,915        8,734
                                                                         --------     --------
          Total operating revenue......................................   120,359      112,375
                                                                         --------     --------
Operating expenses
  Payroll and benefits.................................................    58,270       53,807
  Supplies.............................................................    18,116       16,733
  Purchased services...................................................    11,740       11,062
  Other................................................................     8,351        7,560
  Depreciation and amortization........................................     8,131        7,770
  Interest.............................................................     4,980        5,510
  Provision for bad debts..............................................     2,738        2,390
                                                                         --------     --------
          Total operating expenses.....................................   112,326      104,832
                                                                         --------     --------
Income from operations.................................................     8,033        7,543
Nonoperating income (Note 7)...........................................       698          643
                                                                         --------     --------
Income before provision for income taxes and cumulative effect of
  change in accounting principle.......................................     8,731        8,186
Provision for income taxes (Note 4)....................................       754          113
                                                                         --------     --------
Income before cumulative effect of change in accounting principle......     7,977        8,073
Cumulative effect on prior years of change in accounting principle
  (Note 4).............................................................     1,368           --
                                                                         --------     --------
          Net income...................................................  $  6,609     $  8,073
                                                                         ========     ========

   See accompanying summary of accounting policies and notes to consolidated financial statements.

                  FOUNTAIN VALLEY MEDICAL DEVELOPMENT COMPANY
                                AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF PARTNERS' EQUITY

                                                                                  YEARS ENDED
                                                                                  OCTOBER 31,
                                                                                 1993 AND 1992
                                                                                    (NOTE 2)
                                                                                 --------------
                                                                                 (IN THOUSANDS)
Partners' equity, at November 1, 1991..........................................      $1,932
Add:
  Net income...................................................................       8,073
Less:
  Distributions to partners....................................................       6,056
                                                                                    -------
Partners' equity, at October 31, 1992..........................................       3,949
Add:
  Net income...................................................................       6,609
Less:
  Distributions to partners....................................................       4,957
  Withdrawals from partnership.................................................          56
                                                                                    -------
Partners' equity, at October 31, 1993..........................................      $5,545
                                                                                 ===========

   See accompanying summary of accounting policies and notes to consolidated financial statements.

                  FOUNTAIN VALLEY MEDICAL DEVELOPMENT COMPANY
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
           INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS (NOTE 8)

                                                                                     YEARS ENDED OCTOBER
                                                                                             31,
                                                                                     -------------------
                                                                                      1993        1992
                                                                                     -------     -------
                                                                                       (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.......................................................................  $ 6,609     $ 8,073
                                                                                     -------     -------
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization..................................................    8,131       7,770
    Provision for bad debt.........................................................    2,738       2,390
    Income from investment in partnership..........................................       --         (75)
    Gain on sale of equipment......................................................      (23)         (2)
    Gain on termination of lease...................................................     (698)       (643)
  (Increase) decrease in assets:
    Patient accounts receivable....................................................   (4,061)       (498)
    Inventory......................................................................      114         (73)
    Prepaid expenses...............................................................        9        (134)
    Other assets...................................................................   (1,176)       (572)
  Increase (decrease) in liabilities:
    Accounts payable...............................................................      473      (2,616)
    Reimbursement settlements due to third-party payors............................     (819)      3,618
    Accrued expenses...............................................................      759         289
    Income taxes payable...........................................................      589        (161)
    Deferred income taxes..........................................................      724        (330)
    Deferred revenue...............................................................   (1,661)      1,661
    Other liabilities..............................................................     (491)        443
                                                                                     -------     -------
Total adjustments..................................................................    4,608      11,067
                                                                                     -------     -------
Net cash provided by operating activities..........................................   11,217      19,140
                                                                                     -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash paid on purchase of investment in partnership...............................       --        (166)
  Proceeds from sale of equipment..................................................       27           6
  Distribution from investment in partnership......................................       --         500
  Capital expenditures.............................................................   (3,112)     (3,288)
  Due from affiliate...............................................................       --         371
  Restricted cash..................................................................      583        (583)
                                                                                     -------     -------
Net cash used in investing activities..............................................   (2,502)     (3,160)
                                                                                     -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments under capital lease obligations...............................   (1,767)     (1,526)
  Principal payments on long-term debt.............................................   (6,450)     (6,095)
  Proceeds from long-term debt.....................................................      278         389
  Distributions paid to partners...................................................   (5,925)     (5,355)
  Withdrawals from partnership.....................................................      (56)         --
                                                                                     -------     -------
Net cash used in financing activities..............................................  (13,920)    (12,587)
                                                                                     -------     -------
Net (decrease) increase in cash and cash equivalents...............................   (5,205)      3,393
CASH AND CASH EQUIVALENTS, beginning of year.......................................   14,122      10,729
                                                                                     -------     -------
CASH AND CASH EQUIVALENTS, end of year.............................................  $ 8,917     $14,122
                                                                                     ========    ========

   See accompanying summary of accounting policies and notes to consolidated financial statements.

                  FOUNTAIN VALLEY MEDICAL DEVELOPMENT COMPANY
                                AND SUBSIDIARIES

                         SUMMARY OF ACCOUNTING POLICIES

     Basis of Presentation. The consolidated financial statements include the accounts of the parent, Fountain Valley Medical Development Company (the "Company"), a California limited partnership and its wholly owned California corporate subsidiaries, Fountain Valley Regional Hospital and Medical Center (the "Hospital"), MCS Administrative Services, Inc. ("MCS"), Fountain Valley Health Care ("FVHC"), and Fountain Valley Imaging Corporation ("FVI Corp."), Fountain Valley Outpatient Surgery Center ("FVOSC"), a California limited partnership, and Fountain Valley Imaging Center ("FVIC"), a California limited partnership. FVHC was formed in January 1992 and FVI Corp. was formed in June 1993. FVOSC was an operating division of the Company and on January 1, 1992 became a separate legal entity and is now included as a subsidiary. The Company owns a 99% limited partnership interest in FVOSC and FVHC owns the sole 1% general partnership interest in FVOSC. The Company was a 50% partner in FVIC and accounted for this joint venture under the equity method of accounting through March 31, 1992. Effective April 1, 1992, the Company purchased the remaining 50% ownership in FVIC and includes FVIC in consolidation. The Company owns a 99% limited partnership interest in FVIC and FVI Corp. owns the sole 1% general partnership interest in FVIC. All significant intercompany transactions and stockholdings have been eliminated.

     Third-Party Reimbursement Programs. Approximately 47% and 44% of the gross revenue of the Hospital is derived from patient charges under the Medicare and Medi-Cal programs for 1993 and 1992. The provisions of these agreements stipulate that services are to be reimbursed at prospective rates, daily rates or costs rather than regular rates. The estimated rates or costs are paid to the Hospital at a tentative rate, and final reimbursement for these services is determined after submission of annual cost reports by the Hospital and audits by the program intermediaries. Provision for estimated final reimbursement has been provided for in the financial statements. The Hospital also provides, as an adjustment to its provision for contractual allowances, for the results of prior year audits by agencies administering the programs and agreed upon by the Hospital in the year of the audit. Cost reports have been filed through the 1992 fiscal year and audited through the 1991 fiscal year.

     Allowances and Uncollectibles. The Hospital records its accounts receivable at their gross amount with an appropriate allowance until collection.

     Inventory. Inventory is valued at the lower of cost (first-in, first-out basis) or market.

     Property and Equipment. Property and equipment are stated at cost and are depreciated using accelerated and straight-line methods over the estimated useful lives as follows:

                                                                               ESTIMATED
                                CLASSIFICATION                               USEFUL LIVES
    -----------------------------------------------------------------------  -------------
    Land improvements......................................................  5 to 15 years
    Buildings and improvements.............................................  3 to 30 years
    Equipment..............................................................  3 to 15 years
    Equipment under capital leases.........................................  5 to 10 years

Maintenance and repairs are charged to expense as incurred. Expenditures which materially increase the value of properties or extend useful lives are capitalized.

     Deferred Charges. Deferred charges consist primarily of deferred loan fees which are amortized over the life of the related loans. Also included are capitalized costs incurred for the start-up of additional operating units. These costs are amortized over five years.

     Excess Purchase Price and Intangibles. The excess purchase price of FVIC which is amortized over two years for medical records portion and forty years for excess purchase price over book value relates to the purchase of the remaining 50% ownership purchased in 1992.

     Net Patient Service Revenue. Net patient service revenue is reported at the estimated net realizable amounts from patients, third-party payors, and others for services rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payors. Retroactive adjustments are accrued on an estimated basis in the period the related services are rendered and adjusted in future periods as final settlements are determined.

     Income Taxes. The Company and its subsidiaries file separate federal and California income tax returns. Investment and job tax credits are recorded by the subsidiaries under the flow-through method of accounting as a reduction of the provision for income taxes when the credits are realized.

     Related party receivables/payables relating to rent, which eliminate on a consolidated basis, are accounted for on a cash basis for income tax purposes.

     Employee Savings Plan. Under the Employee Savings Plan (the "Plan"), eligible participating employees of the Company may elect to contribute up to 10% of their prior calendar year compensation to a trust for investment in marketable securities. The Company contributes amounts equal to 50% of up to 6% of their respective participants' contributions, which are also invested in the trust fund.

     The contributions are fully vested to the participants after seven years of credited service. The Company's contribution to the Plan was $576,000 and $445,000 for the years ended October 31, 1993 and 1992.

     Self-Insurance. The Company provides certain benefits to its employees and others under health and other insurance programs and is self-insured for certain benefits under such programs. In the opinion of management, adequate provision has been made in the financial statements for losses relating to all known and estimated claims as of October 31, 1993 and 1992. MCS Administrative Services, Inc. is the administrator of the program.

     Reclassifications. Certain amounts in 1992 have been reclassified to conform to current year presentation. The reclassifications have no effect upon net income as previously reported in 1992.

     Cash and Cash Equivalents. The Company invests excess cash in treasury bills, short term commercial paper and a money market account, all of which mature within 90 days. These are stated at cost, which approximates market.

                  FOUNTAIN VALLEY MEDICAL DEVELOPMENT COMPANY
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS

     The Company owns and operates a 289 bed for profit acute care hospital, medical office buildings, an outpatient surgery center, a transitional care unit and a geopsychiatric unit in the Southern California area. Revenues of the Company are derived from hospital operations and suite rentals within the medical office buildings.

2. LONG-TERM DEBT

                                                                                OCTOBER 31,
                                                                             -----------------
                                                                              1993      1992
                                                                             -------   -------
                                                                              (IN THOUSANDS)
First trust deed collateralized by original hospital building, land, equipment, inventory and accounts receivable and assignment of hospital stock; interest payable quarterly based on the "alternate base rate III,"
  as defined within the Credit Agreement; the rate at October 31, 1993 was
  6%.
A) Term Loan: Principal balance due in monthly installments of $291,667 for year ending October 31, 1994; $416,667 for year ending October 31, 1995;
  $633,333 for years ending October 31, 1996 and 1997; $650,000 for nine months ending July 31, 1998 and last installment due July 31, 1998.
  Interest at Alternate Base Rate III plus 1% per annum....................  $33,000   $36,500
B) Revolving Facility: Principal of up to $15,000,000 due November 1, 1995.
  Interest at Alternate Base Rate III plus .75% per annum..................   10,000    10,000
Note payable, payable in quarterly installments of $166,667 plus interest
  at 6% due January 1, 1995................................................      833     1,500
Notes payable, collateralized by equipment, payable $87,000 monthly, including interest of approximately 10% due at various dates through
  1997.....................................................................    2,302     2,955
First trust deeds collateralized by medical office buildings, payable
  $91,000 monthly, including interest at 12.125%, due November 1, 1994.....    8,276     9,531
Note payable, collateralized by equipment, payable $16,000 monthly,
  principal only, due in 1993..............................................       --        97
                                                                             -------   -------
                                                                              54,411    60,583
Less current portion.......................................................    5,121     6,306
                                                                             -------   -------
                                                                             $49,290   $54,277
                                                                             =======   =======

     On August 20, 1990, the Company obtained a $50,000,000 senior secured revolving credit facility (the "Revolving Facility"), of which $40,000,000 converted to a term loan (the "Term Loan") upon the execution of a Second Amendment to the Credit Agreement dated October 31, 1991, with monthly principal payments commencing November 1, 1991 through July 31, 1998. The Revolving Commitment increased from $10,000,000 to $15,000,000 and is due November 1, 1995. The Company must pay a commitment fee on any unused portion of the revolving commitment at a rate of 1/2 of 1% per annum.

     As part of the Credit Agreement, the Company is required to maintain certain financial and other covenants including a restriction on the amount of distributions made to the partners. As of October 31, 1993 and for the year then ended, the Company was not in compliance with two of these covenants.

     The Company received a bank waiver for the two covenants they were not in compliance with at October 31, 1993 and for the year then ended.

                  FOUNTAIN VALLEY MEDICAL DEVELOPMENT COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Principal maturities on long-term debt are as follows:

          Year ending October 31,                                       (IN THOUSANDS)
          1994........................................................     $  5,121
          1995........................................................       14,094
          1996........................................................       18,083
          1997........................................................        7,802
          1998........................................................        9,311
                                                                        -----------
                         Total........................................     $ 54,411
                                                                        ===========

3. CAPITAL LEASES

     The Company is currently leasing various pieces of equipment under capital leases due on various dates through 1998. Approximately $11,840,000 and $9,200,000 of equipment has been capitalized, and $6,980,000 and $5,690,000 of amortization has been taken as of October 31, 1993 and 1992.

     The following is a schedule by years of future minimum lease payments under the capital leases, together with the present value of the net minimum lease payments as of October 31, 1993:

          Year ending October 31,                                       (IN THOUSANDS)
          1994........................................................      $2,043
          1995........................................................       1,468
          1996........................................................         954
          1997........................................................         765
          1998........................................................         693
          Thereafter..................................................          30
                                                                           -------
          Total net minimum lease payments............................       5,953
          Less amount representing interest...........................         758
                                                                           -------
          Present value of net minimum lease payments.................       5,195
          Less current portion of obligations under capital leases....       1,673
                                                                           -------
          Obligations under capital leases............................      $3,522
                                                                        ==========

4. PROVISION FOR INCOME TAXES

     Effective November 1, 1992, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." As permitted under the new rule, prior years' financial statements have not been restated. The adoption of the new standard had no effect on the tax provision for 1993. (The cumulative effect of this adoption was a $1,368,000 decrease in net income.)

                  FOUNTAIN VALLEY MEDICAL DEVELOPMENT COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The provision for federal and state income taxes consists of the following:

                                                                   1993        1992
                                                                  ------       -----
                                                                    (IN THOUSANDS)
          Current
            Federal.............................................  $1,059       $ 263
            State...............................................     339         180
                                                                  ------       -----
                                                                   1,398         443
                                                                  ------       -----
          Deferred
            Federal.............................................    (543)       (280)
            State...............................................    (101)        (50)
                                                                  ------       -----
                                                                    (644)       (330)
                                                                  ------       -----
                                                                  $  754       $ 113
                                                                  ======       =====

     The variation in the customary relationship between income tax expense and pretax accounting income arises because the Company consists of partnerships and corporations and therefore income taxes are paid by the individual partners and corporations.

     The tax effects of the significant temporary differences which comprise the deferred tax assets and liabilities at October 31, 1993 are as follows:

          ASSETS
            Provision for doubtful accounts................................  $  476
            Accrued rent...................................................     169
                                                                             ------
          Gross deferred tax assets........................................     645
                                                                             ------
          LIABILITIES
            Section 481....................................................   3,753
            Medicare settlement............................................     443
            Depreciation...................................................     333
                                                                             ------
          Gross deferred tax liabilities...................................   4,529
                                                                             ------
                                                                             $3,884
                                                                             ======

5. PARTNERSHIP UNITS HELD FOR RESALE AND NOTES RECEIVABLE FROM PARTNERS FOR SALE OF UNITS

     In February 1985, the Partnership purchased certain partnership units from existing partners. The Partnership initially paid $4,431,000 in February 1985 for approximately 5% of the units then outstanding. Through October 31, 1993, the Company purchased a total of approximately $6,131,000 partnership units and resold a total of approximately $3,545,000 partnership units. All resales have been at the same per unit price as the Partnership paid in February 1985. The majority of the units were sold in exchange for notes receivable from the partners. The notes receivable from partners were approximately $2,162,000 and $2,361,000 as of October 31, 1993 and 1992 and are recorded as a reduction of equity.

6. CONTINGENCIES

     The Company and Hospital maintain a $500,000 per occurrence medical malpractice insurance policy. Occurrence basis insurance covers claims that occur during the policy term regardless of when the claim was reported.

                  FOUNTAIN VALLEY MEDICAL DEVELOPMENT COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Additionally, the Company and Hospital have claims-made medical malpractice insurance policies which cover the Company and Hospital for claims from $500,000 to $20,000,000 with 7-year prepaid discovery. Claims-made insurance covers only those claims covered by the policy and reported to the insurance carrier during the policy term.

     As of October 31, 1993, the Hospital has no malpractice loss accruals. The Hospital and the Company have a deductible reserve exposure of up to $247,000 for deductible liability on claims made, but not settled as of October 31, 1993.

     During a prior year, the Company was joined by 118 other hospitals, as well as another organization, in an action which was originally against four workers' compensation insurance carriers and three other defendants alleging conspiracy to suppress prices paid by workers' compensation insurance companies.

     The action and a subsequent counterclaim between the defendants were settled in December 1993. The settlement resulted in no liability to the Company.

7. LEASE REVENUE

     The Company's principle leasing activities consist of renting suites in four medical office buildings. Lease terms for the medical office buildings range from 1 to 5 years. Rental income for the years ended October 31, 1993 and 1992 was approximately $5,144,000 and $6,048,000. This rental income includes the rent from the regional care center ("RCC") whose lease was terminated effective June 1, 1992.

     The following is a schedule of future minimum lease revenue for the four medical office building leases:

                            Year ending October 31,                     (IN THOUSANDS)
          1994........................................................     $  3,953
          1995........................................................        3,287
          1996........................................................        2,389
          1997........................................................        1,554
          1998........................................................          621
                                                                        -----------
                    Total.............................................     $ 11,804
                                                                        ===========

     The Company leased to the RCC under a long-term lease agreement which the tenant terminated effective June 1, 1992. An agreement was arrived at in which the tenant agreed to 1) pay thirteen months additional rent and expenses from the date of termination, 2) leave all the equipment valued at $206,000 to the Company, and 3) leave all the leasehold improvements valued at $1,135,000 to the Company. The Company agreed to return to the lessee any rents paid on the RCC during the thirteen month period if a nonrelated party rented the facility, as adjusted for various expenses to the Company. Additionally, a restricted cash account of approximately $583,000 was established with a portion of the cash paid by the lessee in the settlement in the event the facility was leased during the thirteen month period. As the RCC was not leased during the thirteen month period, the restricted cash became unrestricted during the year ended October 31, 1993. The Company recorded deferred revenue and recognized the rent and value of the leasehold improvements ratably on a monthly basis over the thirteen month period which expired during the year ended October 31, 1993. Rent is included in medical building rent and other revenue. The leasehold improvements and equipment value is included in nonoperating income.

                  FOUNTAIN VALLEY MEDICAL DEVELOPMENT COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                                            OCTOBER 31,
                                                                         -----------------
                                                                          1993       1992
                                                                         ------     ------
                                                                          (IN THOUSANDS)
    Cash paid during the period for:
      Interest (net of interest capitalized of $25 in 1993 and $17 in
         1992).........................................................  $5,001     $5,838
      Income taxes.....................................................  $  743     $  480

     Schedule of non-cash investing and financing activities (in thousands):

      Capital lease obligations of approximately $2,178 and $1,522 were incurred when the Company entered into leases for new equipment in 1993 and 1992.

      Lease settlement of $1,135,000 in leasehold improvements and $206,000 in equipment.

      Fifty percent interest in FVIC purchased included a note payable of $1,834,000.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

     The pro forma condensed combined balance sheet gives effect to the Mergers, the acquisition of Fountain Valley, the Offering and the use of proceeds therefrom and assumes the repurchase of 100% of the aggregate outstanding principal amount of the 10 1/4% Notes pursuant to the Change of Control Offer by combining (i) the balance sheet of the Company at May 31, 1994; and (ii) the balance sheet of Fountain Valley at April 30, 1994. The pro forma condensed combined balance sheet gives effect to the Summit Merger at April 19, 1994 and all other transactions as if they had been consummated on May 31, 1994. Because the Company accounted for the AHM Merger as a pooling-of-interests transaction, the Company's historical financial data include AHM's balance sheet data and results of operations for all periods presented. The pro forma condensed combined balance sheet is presented for comparative purposes only and is not necessarily indicative of what the combined financial position would have been had the transactions assumed therein in fact occurred at the times assumed. The pro forma condensed combined balance sheet should be read in conjunction with the respective historical financial statements of the Company, Summit and Fountain Valley incorporated by reference or included herein.

                                         ORNDA      FOUNTAIN VALLEY   FOUNTAIN VALLEY    OFFERING
                                        MAY 31,        APRIL 30,         PRO FORMA       PRO FORMA       PRO FORMA
                                          1994           1994           ADJUSTMENTS     ADJUSTMENTS       COMBINED
                                       ----------   ---------------   ---------------   -----------      ----------
                                                                      (IN THOUSANDS)
                                                      ASSETS
CURRENT ASSETS
Cash and cash equivalents............  $   16,342       $ 5,978          $  98,022(1)    $      --       $   16,342
                                                                          (104,000)(2)
Patients accounts receivable net of
  allowance for uncollectibles.......     268,922        21,628                 --              --          290,550
Supplies, at cost....................      26,620         1,713                 --              --           28,333
Other................................      50,506         3,776             (1,523)(2)          --           52,759
                                       ----------   ---------------   ---------------   -----------      ----------
         Total current assets........     362,390        33,095             (7,501)             --          387,984
Property plant and equipment, net of
  accumulated depreciation and
  amortization.......................   1,020,946        46,456             49,609(2)           --        1,117,011
Investments in Houston Northwest
  Medical Center.....................      80,947            --                 --              --           80,947
Goodwill, net of accumulated
  amortization.......................     266,954            --                 --              --          266,954
Other assets.........................      58,467         2,763              3,000(1)       (3,500)(4)       61,482
                                                                            (2,873)(2)       3,625(3)
                                       ----------   ---------------   ---------------   -----------      ----------
         TOTAL ASSETS................  $1,789,704       $82,314          $  42,235       $     125       $1,914,378
                                       ==========   ==============    ==============    ===========      ==========
                                       LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accrued expenses and other
  liabilities........................  $  302,698       $15,185          $   3,500(2)           --       $  321,383
Current maturities of long-term
  debt...............................       7,368         4,886             (4,886)(2)          --            7,368
                                       ----------   ---------------   ---------------   -----------      ----------
         Total current liabilities...     310,066        20,071             (1,386)             --          328,751
Long-term debt.......................   1,015,000        51,134            101,022(1)      125,000(3)     1,120,647
                                                                           (51,134)(2)    (100,000)(3)
                                                                                           (20,375)(3)
Other liabilities....................      99,126         4,842                 --              --          103,968
Shareholders' equity(5)..............     365,512         6,267             (6,267)(2)      (1,000)(3)      361,012
                                                                                            (3,500)(4)
                                       ----------   ---------------   ---------------   -----------      ----------
         TOTAL LIABILITIES AND
           SHAREHOLDERS' EQUITY......  $1,789,704       $82,314          $  42,235       $     125       $1,914,378
                                       ==========   ==============    ==============    ===========      ==========

       See notes to unaudited pro forma condensed combined balance sheet.

                          NOTES TO UNAUDITED PRO FORMA
                        CONDENSED COMBINED BALANCE SHEET

NOTE 1

     To record the incremental borrowing related to the Fountain Valley acquisition as follows (in thousands):

    Cash for acquisition of assets............................................  $104,000
    Cash for transaction costs................................................     3,000
    Less Fountain Valley's cash...............................................    (5,978)
                                                                                --------
      Additional debt adjustment..............................................   101,022
    Less cash paid for transaction costs......................................    (3,000)
                                                                                --------
      Net cash adjustment.....................................................  $ 98,022
                                                                                ========

NOTE 2

     To record the purchase of Fountain Valley common stock including the adjustment of Fountain Valley's balance sheet to reflect assets acquired by the Company (in thousands).

    Cash used to acquire Fountain Valley.............................            $ 104,000
    Less adjustments of Fountain Valley's historical balances of assets and liabilities to fair value:
      Prepaids.......................................................    1,523
      Property, plant and equipment, net.............................  (49,609)
      Other assets...................................................    2,873
      Accrued expenses and other liabilities.........................    3,500
      Current maturities of long-term debt...........................   (4,886)
      Long-term debt.................................................  (51,134)
      Partners' capital..............................................   (6,267)   (104,000)
                                                                       -------   ---------
    To record excess cost of the net assets acquired from Fountain
      Valley over fair market value..................................            $      --
                                                                                 =========

NOTE 3

     To record the issuance of the Notes and repayment of existing indebtedness (in thousands):

    Issuance of the Notes....................................................  $ 125,000
    Repurchase of the 10 1/4% Notes..........................................   (100,000)
    Payment on Bank Credit Facility..........................................    (20,375)
                                                                               ---------
              Net increase in debt...........................................      4,625
    Payment of debt issue costs relating to the Notes........................     (3,625)
    Payment of premium upon repurchase of the 10 1/4% Notes..................     (1,000)
                                                                               ---------
              Net change in cash.............................................  $      --
                                                                               =========

     The pro forma condensed combined balance sheet assumes the Company's repurchase of 100% of the aggregate outstanding principal amount of the 10 1/4% Notes pursuant to the Change of Control Offer. As of July 18, 1994, the expiration date of the Change of Control Offer, 99.3% of the 10 1/4% Notes have been tendered and were purchased by the Company on July 19, 1994 pursuant to the Change of Control Offer. The difference between the amount tendered and the amount assumed in the pro forma adjustment has an immaterial impact on the pro forma condensed combined balance sheet.

NOTE 4

     To write-off $3.5 million of debt issuance costs related to the 10 1/4% Notes.

                          NOTES TO UNAUDITED PRO FORMA
                CONDENSED COMBINED BALANCE SHEET -- (CONTINUED)

NOTE 5

     As of May 31, 1994, the Company had 1.3 million shares of $.01 par value Payable In Kind Cumulative Redeemable Convertible Preferred Stock (the "PIK Preferred Stock") outstanding with an aggregate liquidation value of $19.3 million. Although the Company has received a financing commitment to enable the Company to redeem the PIK Preferred Stock, the Company has not decided whether to redeem the PIK Preferred Stock. Moreover, the PIK Preferred Stock is convertible into the Company's Common Stock on a share for share basis. Accordingly, because the PIK Preferred Stock redemption price is $15 per share, the Company believes that if the Company's Common Stock price exceeds $15 per share on the redemption date the holders of PIK Preferred Stock will convert into the Company's Common Stock rather than accept the redemption price.

     If the financing commitment were utilized, pro forma long-term debt would increase approximately $19.3 million and shareholders' equity would be reduced $19.3 million. If the holders of PIK Preferred Stock convert to the Company's Common Stock, the components of shareholders' equity change but total pro forma shareholders' equity would not change. The redemption of the PIK Preferred Stock or the conversion of the PIK Preferred Stock into the Company's Common Stock would not have a material impact on pro forma income.

            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                     FOR THE NINE MONTHS ENDED MAY 31, 1994

     The pro forma condensed combined income statement for the nine months ended May 31, 1994 gives effect to the acquisition of Fountain Valley, the Mergers, the Offering and the use of proceeds therefrom and assumes the repurchase of 100% of the aggregate outstanding principal amount of the 10 1/4% Notes pursuant to the Change of Control Offer as if such transactions had occurred on September 1, 1992 by combining (i) the results of operations of the Company for the nine months ended May 31, 1994 (which, because the Company accounted for the AHM Merger as a pooling-of-interests transaction, includes the results of operations of AHM); (ii) the results of operations of Summit for the nine months ended March 31, 1994 (as adjusted to exclude the 43 days included in the results of operations for OrNda), applying the purchase method of accounting; and (iii) the results of operations of the Company for the nine months ended May 31, 1994 and the results of operations of Fountain Valley for the nine months ended April 30, 1994, applying the purchase method of accounting. This pro forma condensed combined income statement is presented for comparative purposes only and is not necessarily indicative of the combined results of operations in the future or of what the combined results of operations would have been had the transactions assumed therein been consummated during the period for which this statement is presented. Pro forma earnings per common and common equivalent share and pro forma weighted average shares outstanding give effect to the exchange of AHM and Summit shares of common stock and common stock equivalents for the Company's Common Stock and Common Stock equivalents as described by the respective merger agreements. In addition, the pro forma condensed combined income statement does not give effect to the cost savings, if any, which may be realized by the Company after consummation of the Mergers or the acquisition of Fountain Valley. This pro forma condensed combined income statement should be read in conjunction with the historical financial statements and notes thereto of the Company and Summit incorporated by reference herein, and those of Fountain Valley included herein.

                               SUMMIT
                             NINE MONTHS                                 FOUNTAIN
                                ENDED                                     VALLEY
                              MARCH 31,                      ORNDA      NINE MONTHS    FOUNTAIN
                                1994        SUMMIT           SUMMIT        ENDED        VALLEY         OFFERING          PRO
                                 (AS       PRO FORMA       PRO FORMA     APRIL 30,     PRO FORMA       PRO FORMA        FORMA
                    ORNDA     ADJUSTED)   ADJUSTMENTS       COMBINED       1994       ADJUSTMENTS     ADJUSTMENTS      COMBINED
                   --------  -----------  -----------      ----------   -----------   -----------     -----------     ----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Total revenue..... $882,917   $ 353,086    $ (71,725)(6)   $1,164,278     $92,062            --              --       $1,256,340
Costs and expenses
  Operating
    expenses......  697,537     291,681       (6,739)(5)      922,482      75,975         3,150(7)           --        1,001,607
                                             (59,997)(6)
  Provision for
    doubtful
    accounts......   57,443      15,041         (640)(6)       71,844       1,718            --              --           73,562
  Depreciation and
   amortization...   45,918      13,264        6,721(2)        63,756       6,234        (3,284)(2)          17(2)        66,723
                                              (2,147)(6)
  Interest
    expense.......   59,331       6,088       13,520(3)        74,748       3,723         2,033(3)        2,140(3)        82,644
                                              (4,191)(6)
  Interest
    income........   (2,032)     (1,228)        (428)(6)       (3,382)       (185)          112(3)           --           (3,455)
                                                 306(3)
  Minority
    interest......    4,230       2,138       (2,138)(6)        4,230          --            --              --            4,230
  Special
    executive
   compensation...    2,530          --           --            2,530          --            --              --            2,530
  Loss on sale of
    asset.........    9,761          --           --            9,761          --            --              --            9,761
                   --------  -----------  -----------      ----------   -----------   -----------     -----------     ----------
                      8,199      26,102      (15,992)          18,309       4,597        (2,011)         (2,157)          18,738
Loss from
  investment in
  Houston
  Northwest
  Medical
  Center..........     (136)         --           --             (136)         --            --              --             (136)
                   --------  -----------  -----------      ----------   -----------   -----------     -----------     ----------
Income (loss) from
  continuing
  operations
  before income
  tax expense.....    8,063      26,102      (15,992)          18,173       4,597        (2,011)         (2,157)          18,602
Income tax
  expense.........    1,048      14,759       (7,779)(4)        5,180          --           517(4)         (431)(4)        5,266
                                              (2,848)(6)
                   --------  -----------  -----------      ----------   -----------   -----------     -----------     ----------
Income from
  continuing
  operations......    7,015      11,343       (5,365)          12,993       4,597        (2,528)         (1,726)          13,336
Preferred stock
  dividend
  requirements....   (1,462)         --           --           (1,462)         --            --              --           (1,462)
                   --------  -----------  -----------      ----------   -----------   -----------     -----------     ----------
Income from
  continuing
  operations
  applicable to
  common and
  common
  equivalent
  shares.......... $  5,553   $  11,343    $  (5,365)      $   11,531     $ 4,597       $(2,528)        $(1,726)      $   11,874
                   ========   =========     ========        =========   =========      ========        ========        =========
Earnings per
  common and
  common
  equivalent
  shares from
  continuing
  operations...... $   0.15   $    0.33                    $     0.26                                                 $     0.27
                   ========   =========                     =========                                                  =========
Shares used in
  earnings per
  common share and
  common
  equivalent share
  computations (in
  thousands)......   36,047      33,870                        44,398                                                     44,398

     See notes to unaudited pro forma condensed combined income statement.

            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                       FOR THE YEAR ENDED AUGUST 31, 1993

    The pro forma condensed combined income statement for the fiscal year ended August 31, 1993 gives effect to the acquisition of Fountain Valley, the Mergers, the Offering and the use of proceeds therefrom and assumes the repurchase of 100% of the aggregate outstanding principal amount of the 10 1/4% Notes pursuant to the Change of Control Offer as if such transactions had occurred on September 1, 1992 by combining (i) the results of operations of the Company for the fiscal year ended August 31, 1993 (adjusted on the pro forma basis to include the acquisition of Florida Medical Center as described below)) (ii) the results of operations of the Company for the fiscal year ended August 31, 1993 (adjusted as described below) and the results of operations of Summit for the fiscal year ended June 30, 1993, applying the purchase method of accounting; and, (iii) the results of operations of the Company for the fiscal year ended August 31, 1993 (adjusted as described below) and the results of operations of Fountain Valley for the fiscal year ended October 31, 1993, applying the purchase method of accounting. Because the Company accounted for the AHM Merger as a pooling-of-interests transaction, the historical financial data of the Company includes the results of operations of AHM for all periods presented. This pro forma condensed combined income statement is presented for comparative purposes only and is not necessarily indicative of the combined results of operations in the future or of what the combined results of operations would have been had the transaction assumed therein been consummated during the period for which this statement is presented. Pro forma earnings per common and common equivalent share and pro forma weighted average shares outstanding give effect to the exchange of AHM and Summit shares of common stock and common stock equivalents for the Company's Common Stock and Common Stock equivalents as described by the respective merger agreements. In addition, the pro forma condensed combined income statement does not give effect to the cost savings, if any, which may be realized by the Company after consummation of the Mergers or the acquisition of Fountain Valley.

    The Company acquired Florida Medical Center on June 30, 1993 in a transaction accounted for as a purchase. The Company's pro forma condensed combined income statement for the year ended August 31, 1993 reflects the operating results of the Company for the fiscal year ended August 31, 1993 as if the acquisition of Florida Medical Center had occurred on September 1, 1992.

    This pro forma condensed combined income statement should be read in conjunction with the historical financial statements and notes thereto of the Company and Summit incorporated by reference herein, and those of Fountain Valley included herein.

                                                                     FOUNTAIN
                             SUMMIT                       ORNDA       VALLEY
                           YEAR ENDED  SUMMIT PRO         SUMMIT    YEAR ENDED   FOUNTAIN VALLEY       OFFERING
                 ORNDA      JUNE 30,      FORMA         PRO FORMA   OCTOBER 31,     PRO FORMA          PRO FORMA       PRO FORMA
               PRO FORMA      1993     ADJUSTMENTS       COMBINED      1993        ADJUSTMENTS        ADJUSTMENTS       COMBINED
               ----------  ----------  -----------      ----------  -----------  ---------------      -----------      ----------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Total
  revenue..... $1,060,662   $508,504    $ (83,992)(6)   $1,485,174   $  120,777           --                           $1,605,951
Costs and
  expenses
  Operating
   expenses...    842,065    425,242       (8,985)(5)    1,186,499       96,477        4,200(7)                         1,287,176
                                          (71,823)(6)
  Provision
    for
    doubtful
   accounts...     69,729     23,113         (534)(6)       92,308        2,738           --                               95,046
  Depreciation
    and
    amortization...52,093     19,185        8,962(2)        77,932        8,131       (4,379)(2)             23(2)         81,707
                                           (2,308)(6)
  Interest
    expense...     75,511      7,377       18,027(3)        98,663        4,980        2,710(3)           2,854(3)        109,207
                                           (2,252)(6)
  Interest
    income....     (3,380)    (1,605)        (408)(6)       (4,984)        (280)         149(3)                            (5,115)
                                              409(3)
  Minority
   interest...      4,601      2,421       (2,421)(6)        4,601           --           --                                4,601
               ----------  ----------  -----------      ----------  -----------      -------          -----------      ----------
                   20,043     32,771      (22,659)          30,155        8,731       (2,680)            (2,877)           33,329
Income from
  investments
  in Houston
  Northwest
  Medical
  Center......        173         --           --              173           --              --               --              173
               ----------  ----------  -----------      ----------  -----------         -------       -----------      ----------
Income from
  continuing
  operations
  before
  income tax
  expense.....     20,216     32,771      (22,659 )         30,328        8,731          (2,680 )        (2,877)           33,502
Income tax
  expense.....      1,129     14,201       (7,875)(4)        4,338          754          456(4)            (575)(4)         4,973
                                           (3,117)(6)
               ----------  ----------  -----------      ----------  -----------      -------          -----------      ----------
Income from
  continuing
 operations...     19,087     18,570      (11,667)          25,990        7,977       (3,136)            (2,302)           28,529
Preferred
  stock
  dividend
  requirements...  (1,699)        --           --           (1,699)          --           --                 --            (1,699)
               ----------  ----------  -----------      ----------  -----------      -------          -----------      ----------
Income from
  continuing
  operations
  applicable
  to common
  and common
  equivalent
  shares...... $   17,388   $ 18,570    $ (11,667)      $   24,291   $    7,977      $(3,136)           $(2,302)       $   26,830
                =========   ========     ========        =========     ========  ===========           ========         =========
Earnings per
  common and
  common
  equivalent
  share from
  continuing
 operations... $     0.50   $   0.56                    $     0.57                                                     $     0.63
                =========   ========                     =========                                                      =========
Shares used in
  earnings per
  common and
  common
  equivalent
  share
  computations
  (in
 thousands)...     34,960     33,201                        42,560                                                         42,560

     See notes to unaudited pro forma condensed combined income statement.

                          NOTES TO UNAUDITED PRO FORMA
                      CONDENSED COMBINED INCOME STATEMENT

NOTE 1

     The Company will continue to report its financial information on a fiscal year basis ending on August 31. The Summit and Fountain Valley results of operations, which are included in the accompanying unaudited pro forma condensed combined income statement, have been presented on a fiscal year basis ending on June 30 and October 31, respectively.

     The pro forma condensed combined income statement assumes the Company's repurchase of 100% of the aggregate outstanding principal amount of the 10 1/4% Notes pursuant to the Change of Control Offer. As of July 18, 1994, the expiration date of the Change of Control Offer, 99.3% of the 10 1/4% Notes have been tendered and were purchased by the Company on July 19, 1994 pursuant to the Change of Control Offer. The difference between the amount tendered and the amount assumed in the pro forma adjustment has an immaterial impact on the pro forma condensed combined income statement.

     The Company acquired Florida Medical Center on June 30, 1993, for an aggregate purchase price of $113.1 million. The unaudited pro forma condensed combined income statement for the year ended August 31, 1993, reflects the pro forma operations of the Company as if its acquisition of Florida Medical Center had occurred on September 1, 1992. The historical results of Florida Medical Center have been adjusted using purchase accounting to give effect to the acquisition by the Company and to eliminate the effect of significant nonrecurring transactions.

     The following combined unaudited pro forma condensed income statement for the year ended August 31, 1993 presents the historical operations of the Company, and the incremental pro forma operations of Florida Medical Center as if the acquisition of Florida Medical Center by the Company had occurred on September 1, 1992.

                  ORNDA HEALTHCORP AND FLORIDA MEDICAL CENTER
            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                       FOR THE YEAR ENDED AUGUST 31, 1993

                                                                             FLORIDA
                                                               ORNDA      MEDICAL CENTER     ORNDA
                                                             HISTORICAL     PRO FORMA      PRO FORMA
                                                             ----------   --------------   ----------
                                                                          (IN THOUSANDS)
Total revenue..............................................   $ 961,795      $ 98,867      $1,060,662
Cost and Expenses
  Operating expenses.......................................     765,743        76,322         842,065
  Provision for doubtful accounts..........................      63,907         5,822          69,729
  Depreciation and amortization............................      47,669         4,424          52,093
  Interest expense.........................................      68,660         6,851          75,511
  Interest income..........................................      (3,380)           --          (3,380)
  Minority interest........................................       4,601             --          4,601
                                                             ----------   --------------   ----------
                                                                 14,595         5,448          20,043
Income from investments in Houston Northwest Medical
  Center...................................................         173            --             173
                                                             ----------   --------------   ----------
Income from continuing operations before income tax
  expense..................................................      14,768         5,448          20,216
Income tax expense.........................................       1,129            --           1,129
                                                             ----------   --------------   ----------
Income from continuing operations..........................      13,639         5,448          19,087
Preferred stock dividend requirement.......................      (1,699)           --          (1,699)
                                                             ----------   --------------   ----------
Income (loss) from continuing operations applicable to
  common and common equivalent shares......................   $  11,940      $  5,448          17,388
                                                               ========   ===========       =========
Earnings (loss) per common and common equivalent share from
  continuing operations....................................   $   (0.34)                   $     0.50
                                                               ========                     =========
Shares used in earnings (loss) per common and common
  equivalent share computation (in thousands)..............      34,960                        34,960

                          NOTES TO UNAUDITED PRO FORMA
               CONDENSED COMBINED INCOME STATEMENT -- (CONTINUED)

NOTE 2

     To adjust amortization for the Summit Merger as follows:

                                                                   FOR THE NINE    FOR THE YEAR
                                                                   MONTHS ENDED       ENDED
                                                                     MAY 31,        AUGUST 31,
                                                                       1994            1993
                                                                   ------------    ------------
                                                                          (IN THOUSANDS)
    To record amortization related to the $190.1 million increase in excess of costs of net assets acquired over fair value
      for Summit assuming a 30 year life.........................     $4,752          $6,337
    To record amortization on the $6.0 million increase in
      deferred financing costs assuming a 6 year life............        750           1,000
    To record depreciation on the $65.0 million of properties
      acquired, net of land costs, assuming a 30 year life.......      1,219           1,625
                                                                   ---------       ---------
                                                                      $6,721          $8,962
                                                                   =========       =========

     The pro forma condensed combined income statement assumes that the net assets acquired from Summit over fair market value will be amortized over 30 years. The amortization period was determined based upon the estimated economic life of the property, plant, and equipment acquired. The Company evaluates the amortization period of intangible assets on an annual basis.

     To adjust amortization for the acquisition of Fountain Valley as follows:

                                                                                   FOR THE YEAR
                                                                  FOR THE NINE        ENDED
                                                                  MONTHS ENDED      AUGUST 31,
                                                                  MAY 31, 1994         1993
                                                                  ------------     ------------
                                                                         (IN THOUSANDS)
    To record amortization on the $2.0 million increase in
      deferred financing costs assuming a 6 year life...........    $    250         $    333
    To adjust depreciation on the $45.8 million of properties to
      be acquired assuming lives between 7 and 30 years.........      (3,534)          (4,712)
                                                                   ---------        ---------
                                                                    $ (3,284)        $ (4,379)
                                                                   =========        =========

     To adjust amortization for the issuance of the Notes:

    To record amortization on the $3.6 million increase in
      deferred financing costs assuming a 10 year life..........     $  272           $ 363
    To eliminate amortization on the 10 1/4% Notes..............       (255)           (340)
                                                                  ---------        --------
                                                                     $   17           $  23
                                                                  =========        ========

                          NOTES TO UNAUDITED PRO FORMA
               CONDENSED COMBINED INCOME STATEMENT -- (CONTINUED)

NOTE 3

     To adjust interest expense for the Summit Merger as follows:

                                                                   FOR THE NINE    FOR THE YEAR
                                                                   MONTHS ENDED       ENDED
                                                                     MAY 31,        AUGUST 31,
                                                                       1994            1993
                                                                   ------------    ------------
                                                                          (IN THOUSANDS)
    To record interest on borrowings of $269.1 million related to the Bank Credit Facility (assumes a 6.7% interest rate) for
      the Summit merger..........................................    $ 13,520        $ 18,027
                                                                    =========       =========
    To eliminate interest income on excess Summit cash...........    $    306        $    409
                                                                    =========       =========

     To adjust interest expense for the acquisition of Fountain Valley as follows:

                                                                   FOR THE NINE    FOR THE YEAR
                                                                   MONTHS ENDED       ENDED
                                                                     MAY 31,        AUGUST 31,
                                                                       1994            1993
                                                                   ------------    ------------
                                                                          (IN THOUSANDS)
    To record interest on borrowings of $101.0 million related to
      the Bank Credit Facility (assumes a 6.7% interest rate)....    $  5,076        $  6,768
    To eliminate historical interest expense related to Fountain
      Valley debt to be retired in connection with the
      acquisition................................................      (3,043)         (4,058)
                                                                   ------------    ------------
                                                                     $  2,033        $  2,710
                                                                    =========       =========
    To eliminate interest income on excess Fountain Valley
      cash.......................................................    $    112        $    149
                                                                    =========       =========

     To adjust interest expense for the issuance of the Notes:

    To record interest on the Notes..............................    $ 10,664        $ 14,219
    To eliminate historical interest expense related to the
      10 1/4%
      Notes......................................................      (7,500)        (10,000)
    To eliminate interest expense related to payment of $20.4
      million on Bank Credit Facility (assumes a 6.7% interest
      rate)......................................................      (1,024)         (1,365)
                                                                   ------------    ------------
                                                                     $  2,140        $  2,854
                                                                    =========       =========

NOTE 4

     To record pro forma provision for income taxes on the pro forma adjustments at a rate of 20% except for amortization adjustments related to excess costs of net assets acquired over fair value which will not be deductible for tax purposes and to adjust Summit tax rate for net operating loss utilization.

                          NOTES TO UNAUDITED PRO FORMA
               CONDENSED COMBINED INCOME STATEMENT -- (CONTINUED)

NOTE 5

     The pro forma financial statements give effect to the Company's acquisition of approximately $65 million (of a total of $85.4 million) of the Summit properties currently under lease. The Company entered into an agreement with a third party purchaser for approximately $20.4 million of the remaining real estate. The Company will lease such real estate from the third party under an operating lease agreement.

                                                                       FOR THE NINE    FOR THE YEAR
                                                                       MONTHS ENDED       ENDED
                                                                         MAY 31,        AUGUST 31,
                                                                           1994            1993
                                                                       ------------    ------------
                                                                              (IN THOUSANDS)
To eliminate operating lease expense under previous lease
  commitments........................................................    $ (8,307)       $(11,076)
To record new lease commitments (assumes a 10 1/4% interest rate)....       1,568           2,091
                                                                       ------------    ------------
                                                                         $ (6,739)       $ (8,985)
                                                                        =========       =========

NOTE 6

     To record the effect of accounting for the investment in Summit Care Corporation as if the 7 1/2% Notes are exchanged for Summit Care common stock as described below:

                                                                  FOR THE NINE    FOR THE YEAR
                                                                  MONTHS ENDED        ENDED
                                                                 MARCH 31, 1994   JUNE 30,1993
                                                                 --------------   -------------
                                                                         (IN THOUSANDS)
    Total revenues.............................................     $(71,725)       $ (83,992)
    Operating expenses.........................................      (59,997)         (71,823)
    Provision for doubtful accounts............................         (640)            (534)
    Depreciation and amortization..............................       (2,147)          (2,308)
    Interest expense...........................................       (4,191)          (2,252)
    Interest income............................................         (428)            (408)
    Minority interest..........................................       (2,138)          (2,421)
    Income tax.................................................       (2,848)          (3,117)

     $37.4 million aggregate principal amount of the 7 1/2% Notes which are exchangeable into Summit's 38.6% interest in the Summit Care common stock, were outstanding at May 31, 1994. The pro forma condensed combined income statements for the fiscal year ended August 31, 1993 and for the nine months ended May 31, 1994 give effect to the investment in Summit Care as if the holders of the 7 1/2% Notes exchanged for the Summit Care common stock on September 1, 1992.

NOTE 7

     Pursuant to the Real Estate Purchase Agreement, the REIT acquired certain real estate from Fountain Valley for approximately $41 million. The Company leases such real estate from the REIT pursuant to an operating lease agreement.

                                                                                     FOR THE
                                                                     FOR THE NINE   YEAR ENDED
                                                                     MONTHS ENDED   AUGUST 31,
                                                                     MAY 31, 1994      1993
                                                                     ------------   ----------
                                                                          (IN THOUSANDS)
    To record $41 million of new lease commitments (assumes a
      10.25% interest rate)........................................     $3,150        $4,200
                                                                     =========      ========

                          NOTES TO UNAUDITED PRO FORMA
               CONDENSED COMBINED INCOME STATEMENT -- (CONTINUED)

NOTE 8

     No provision has been reflected in the unaudited pro forma condensed combined financial statements for expenses incurred by the Company and AHM in connection with the AHM Merger. These expenses, consisting primarily of amounts related to investment advisory and professional fees, expenses for printing and distributing proxy materials and certain severance and relocation costs have been estimated at $30 million (of which approximately $16 million is a cash expense) and were expensed upon completion of the AHM Merger.

     (c) EXHIBITS

     2.1 Stock Purchase Agreement, dated as of July 20, 1994, among Summit, OrNda and FVMDC (incorporated by reference to Exhibit 2.1 to Summit's Registration Statement No. 33-54651 as filed with the Securities and Exchange Commission on August 2, 1994).

     2.2 Agreement of Sale and Purchase, dated as of July 21, 1994, by and among FVMDC, OrNda and Healthcare Realty Trust Incorporated (incorporated by reference to Exhibit 2.2 to Summit's Registration Statement No. 33-54651 as filed with the Securities and Exchange Commission on August 2, 1994).

     23 Consent of BDO Seidman, independent certified public accountants.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          SUMMIT HEALTH LTD.

                                          By:    /s/  RONALD P. SOLTMAN
                                             ---------------------------
                                                     Ronald P. Soltman
                                                   Senior Vice President

Date: August 23, 1994

                                 EXHIBIT INDEX

                                                                                      SEQUENTIAL
  NO.                                  SUBJECT MATTER                                  PAGE NO.
  ---   ----------------------------------------------------------------------------  ----------
  2.1   Stock Purchase Agreement, dated as of July 20, 1994, among Summit, OrNda and
        FVMDC (incorporated by reference to Exhibit 2.1 to Summit's Registration
        Statement No. 33-54651 as filed with the Securities and Exchange Commission
        on August 2, 1994)...........................................................     N/A
  2.2   Agreement of Sale and Purchase, dated as of July 21, 1994, by and among
        FVMDC, OrNda and Healthcare Realty Trust Incorporated (incorporated by reference to Exhibit 2.2 to Summit's Registration Statement No. 33-54651 as
        filed with the Securities and Exchange Commission on August 2, 1994)........      N/A
  23    Consent of BDO Seidman, independent certified public accountants............       35

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